UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No. )

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PLUG POWER INC.

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PLUG POWER INC.
125 Vista Boulevard
Slingerlands, New York 12159

SUPPLEMENT TO THE PROXY STATEMENT

FOR THE ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON JUNE 11, 2026

The following information is a supplement (this “Supplement”) to the definitive proxy statement on Schedule 14A (the “Original Proxy Statement”) filed by Plug Power Inc. (“Plug Power,” “the Company,” “we,” “our” or us”), together with the Company’s Notice of Internet Availability of Proxy Materials, filed with the Securities and Exchange Commission (the “SEC”) on April 30, 2026, as amended by Amendment No. 1 to the Original Proxy Statement filed with the SEC on June 4, 2026 (the “Amendment” and together with the Original Proxy Statement, the “Proxy Statement”), in connection with the solicitation of proxies by the Board of Directors of the Company (the “Board”) for use at the Annual Meeting of Stockholders of the Company to be held on Thursday, June 11, 2026, at 10:00 a.m. Eastern Time (the “Annual Meeting”).

This Supplement is being filed with the SEC and is being made available to stockholders on or about June 4, 2026.

THIS SUPPLEMENT SHOULD BE READ IN CONJUNCTION WITH THE PROXY STATEMENT. All capitalized terms used in this Supplement and not otherwise defined herein have the meaning ascribed to them in the Proxy Statement.

Copyright 2023, Plug Power Inc. Plug Power Inc. June 2026

2 Introduction Dear Fellow Stockholders, Ahead of the Plug Power Annual Meeting of Stockholders on June 11 , 2026 , the Compensation Committee of Plug Power’s Board of Directors (the "Compensation Committee") is providing supplemental context to our proxy materials in light of the report published by the Institutional Shareholder Services (“ISS”) regarding our 2025 executive compensation program . We respectfully disagree with ISS’s recommendation to vote against our say on pay proposal . ISS’s quantitative concern of pay versus performance misalignment is significantly influenced by compensation decisions made in 2021 , when the Company was operating in a fundamentally different business environment and competitive context . While we acknowledge the unique, but rigorous, structure of the 2021 program, our compensation philosophy, levels, and design from 2022 to the current year have been materially restructured to ensure that it remains aligned and appropriate with our Company’s performance context and market norms . 2025 was a key inflection year for Plug Power. During 2025, management executed Project Quantum Leap, an initiative designed to improve efficiency, reduce costs, strengthen operational discipline, and support the Company's long - term financial objectives. Under the Board's oversight, manage ment implemented significant organizational changes, reduced operating expenses, consolidated facilities, improved working capital management, enhanced ma nuf acturing efficiency, and strengthened operational discipline across the business. These actions contributed to meaningful reductions in cash usage, im pro vements in gross margin performance, and a stronger foundation for long - term stockholder value creation. As we continue to execute on our roadmap to pro fitability by the end of 2028, retaining and incentivizing the leadership team remains a critical business priority. We note that our say on pay proposal received strong stockholder support of 82.0%, 78.3%, and 79.8% of votes cast in 2023, 20 24, and 2025, respectively, reflecting sustained stockholder confidence in the design and administration of our compensation program. The Board and the Compensation Committee remain committed to and demonstrating an executive compensation philosophy grounded in pay - for - performance, alignment with stockholder interests, executive retention, and long - term value creation . The information below is intended to provide stockholders with a better understanding how the Company’s executive compensation program has demonstrated alignment with Company performance . We ask for your continued support and urge you to vote “FOR” all ballot items, alongside the Board’s recommendation .

3 The majority of the CEO’s target pay opportunities is at - risk ; no guaranteed value beyond salary • Our annual bonus program measures key business metrics necessary to drive success – Goals are rigorous ; no payout is achieved unless threshold performance is attained . Over the past 5 - years, the CEO has received an average payout of 40 % of target, demonstrating both a high - bar to earn a bonus and discipline in annual evaluation . – Aligned with our peers, 70 % of our program is weighted on the attainment of discrete financial goals while 30 % is measured on qualitatively assessed individual goals that execute on our overall strategy . – FY 25 annual incentive payouts were primarily driven by objectively measured financial performance . The FY 25 annual incentive payout of approximately $ 930 , 000 was earned based on rigorous pre - established goals, including revenue of $ 710 million (above the $ 700 million target) and Q 4 gross margin of 2 . 4% (above the 0 % target), representing Plug Power’s first positive quarterly gross margin . • We grant 100 % performance - oriented equity in the form of performance - based or time - based stock options ; no value is realized unless shareholder value is created – We do not grant time - based stock units that have minimum guaranteed value to emphasize the alignment of the executives to company performance Our rigorous approach to pay decisions ensures that we are delivering competitive but appropriate levels of pay opportunity • Our annual benchmarking references multiple comparator sets (core compensation competitors, ISS/GL peers, and general industry data) for a holistically informed approach to market compensation levels • Additionally, we engage an independent compensation consultant and conduct regular stockholder outreach to understand and consider leading market practices and investor sentiments towards our pay programs We include other governance best practices in our programs including, but not limited to : • Robust stock ownership guidelines for executives and directors • Dodd - Frank compliant clawback policy • Policies against hedging and pledging of stock • No supplemental executive retirement plans • No repricing of stock options without stockholder approval permitted • Double trigger severance arrangements • No excessive perquisites provided Strong Compensation Governance Our compensation program is thoughtfully designed to maximize alignment with stockholder experience

4 • Reduced Target Opportunities : Aligned with stock price performance over ISS’s 5 - year assessment horizon, Plug Power’s target opportunities have also declined by ~ 90 % to be responsive to Plug’s performance context • Minimal Realized Pay : Actual realized pay represents 10 % of target pay opportunities over 5 - year period demonstrating pay for performance in practice, not just in principle . Said differently : the program design is working as intended – No cash bonuses were paid out in 2022 – 2024 – All equity grants from 2021 to 2024 have $ 0 realizable value as of 12 / 31 / 25 – 3 / 4 th of performance options granted in 2021 were forfeited due to lack of attainment of performance hurdles . Of the 1 / 4 th that vested, all options are currently underwater and hold no value Note: Options are valued using intrinsic value under the 30 - day average stock price as of 12/31/25 of $2.15 and each grant’s respective strike price Actual Realized Pay is Fully Aligned with Performance Our compensation programs are designed with a rigorous performance orientation – realized compensation opportunity is meaningful only when shareholder value is delivered

5 • Our annual compensation decisions are anchored to the business context at the time they are made . The compensation decisions made in 2021 reflected a fundamentally different Plug Power — one operating under a different business strategy, growth profile, market environment, and stockholder expectations . Since then, as reflected in our 2022 – 2026 compensation programs, we have significantly evolved our approach to align executive compensation with the Company's current strategy, operating priorities, and stockholder experience . • ISS’s recommendation was triggered by high concern on only one of the three of their primary standard quantitative pay vs . performance alignment tests . We respectfully note that the quantitative framework may not fully capture the following considerations : – ISS Selected Peers are Less Relevant : almost none of the ISS selected peer companies operate or compete with talent in the same industry that we do ; the company set is largely comprised of semiconductor and electronic component manufacturers vs . companies in the clean energy business . – 5 - Year Horizon Unaligned with Current Business Context : ISS extended their lookback period this year from three to five years which disproportionately weighs Plug Power’s average pay toward the 2021 period ( 5 - year average was 2 . 7 x of the 3 - year average pay) . Had ISS maintained a 3 - year lookback, Plug Power’s 3 - year average pay would have been below median relative to ISS peers and would have obtained a significantly more favorable score . – Low Concern on Other Quantitative Tests : Plug Power otherwise scored favorably against ISS’s other two primary quantitative tests which affirm that the overall program is fundamentally sound . Proxy Advisor Assessment Criteria ISS's quantitative assessment does not fully account for changes in our business strategy

6 The Compensation Committee believes that ISS has failed to appreciate the specific business context driving each of the decisions it criticizes in its qualitative analysis . We address each concern directly below : • Time - Based Annual LTI Awards in FY 25 : While the FY 25 LTI awards were structured as time - based stock options, this decision was made deliberately and thoughtfully in the context of a critical leadership transition and a period of financial restructuring . Importantly, stock options — whether time - based or performance - based — only have value if the stock price appreciates above the strike price . With our stock price at current levels, the FY 25 options have zero intrinsic value, meaning our executives will only benefit if and when they deliver stock price appreciation for stockholders . The Compensation Committee has publicly communicated its intention to re - evaluate and reintroduce performance - based equity as the Company's financial position stabilizes and multi - year performance metrics become more reliably foreseeable . We believe this is a responsible and transparent approach . • Modification of Unvested FY 24 Performance Stock Options : The Compensation Committee acknowledges that it waived the performance conditions applicable to the unvested portions of the FY 24 performance stock options . This decision was made in direct response to the following considerations : (1) the FY 24 performance stock options were deeply underwater and had effectively lost their retentive value ; (2) during stockholder outreach, certain stockholders had expressed concerns about the retentive value of outstanding equity awards in light of the Company’s sustained stock price performance ; (3) the Company was undergoing significant operational and financial transformation during this period ; and (4) the Committee determined that retaining key members of the leadership team through this period served the long - term interests of all stockholders . The modified awards remain subject to time - based vesting requirements and carry strike prices that are substantially above current market prices, meaning they continue to have zero realized value . The Committee viewed these actions as exceptional measures, responsive to the unique circumstances facing the Company, and not indicative of a permanent change in compensation philosophy . The Committee remains committed to performance - oriented executive compensation design . • The CFO's Equity Arrangement : Additional Context : Mr . Middleton's current employment agreement was entered into in March 2026 and therefore was not part of the FY 2025 executive compensation program that stockholders are being asked to evaluate through the say - on - pay proposal . The Compensation Committee is addressing the arrangement because ISS cited it as a factor in its voting recommendation . ISS has characterized the guaranteed annual equity award provided to Paul Middleton, Plug Power's CFO, under his employment agreement as a "problematic pay practice . " The Compensation Committee respectfully disagrees with this characterization and is pleased to provide additional context . The Compensation Committee's decision to secure Mr . Middleton's continued service reflects the highly competitive market for experienced financial leadership talent in the clean energy and technology sectors . The Committee's priority was to support leadership continuity during a period of executive transition and ongoing operational and financial transformation initiatives — a period during which retaining a CFO with deep institutional knowledge of the Company's operations, capital structure, and stakeholder relationships was important to the Company's execution of its strategic objectives . The Committee engaged experienced compensation experts and reviewed relevant market data to ensure the arrangement was appropriately calibrated relative to the external market for comparable financial leadership talent . The Committee structured the guaranteed equity award of $ 2 million to include a meaningful stock option component, the value of which is entirely contingent on Plug Power's stock price appreciating above the applicable strike price, directly aligning Mr . Middleton's long - term interests with those of stockholders . The Committee viewed this arrangement as a targeted retention measure responsive to the Company's specific leadership continuity needs during a period of significant transformation and not as a template for ongoing executive compensation design . The Committee is satisfied that Mr . Middleton's overall compensation opportunity is appropriately aligned with the market for comparable financial leadership talent . All equity awards under the arrangement remain subject to Plug Power's Dodd - Frank compliant clawback policy . ISS's Qualitative Concerns Are Overstated and Lack Necessary Context

7 • Responsive to Stockholders : As a reminder, the 2021 performance option award was created in direct response to investor feedback to implement a heavier performance - oriented equity program • While we respect ISS's rigorous analytical process, we believe certain aspects of Plug Power's unique compensation history and multi - year business transition period are not fully reflected in the quantitative assessment underlying ISS's recommendation . • Extremely Rigorous Goals : While significant in size, the award was 100 % contingent on the attainment of tremendous stockholder value creation ; full realization of value required nearly 4 x stock price growth within three years of grant • ¾ of Award Forfeited : Only 1 / 4 th of the award was earned with the attainment of the first stock price hurdle goal . The remaining award was forfeited as the other stock price goals were not attained . • No Value Realized to Date : Consistent with Plug Power’s current performance, the vested portion of the 2021 performance option award’s intrinsic value is $ 0 Furthermore, stockholders voted in favor of our compensation program at the 2022 say on pay proposal which covers our 2021 compensation decisions inclusive of this award 2021 Performance Option Award

8 The Compensation Committee recognizes the feedback expressed by ISS and certain stockholders regarding the design of the FY 2025 long - term incentive program, and the Committee takes this feedback seriously . The Committee wishes to be transparent about the extraordinary circumstances that shaped FY 2025 compensation decisions — including a CEO transition, significant restructuring of the Company's business model, a challenging macroeconomic environment for clean energy companies, and the need to retain key leadership talent during a period of acute organizational stress . These were not decisions made without deliberation, and the Committee believes the actions taken were appropriate given the circumstances . The Compensation Committee established the compensation opportunity for Jose Luis Crespo in connection with his appointment as CEO following a review of relevant market benchmarks . While Mr . Crespo's overall compensation opportunity was positioned at approximately the midpoint of the Company's compensation reference groups, his guaranteed compensation was positioned below the midpoint of those groups . This structure reflects the Committee's belief that a significant portion of executive compensation should be performance - based and earned through the creation of long - term stockholder value . Looking ahead, the Compensation Committee intends to take the following actions beginning with future grant cycles : • Reintroduce Performance - Based Long - Term Incentive Awards : The Committee intends to reintroduce performance - based equity as a meaningful component of the long - term incentive program, consistent with best practices for executive compensation . • Utilize Multi - Year Performance Measurement Periods : Future performance - based awards will be structured with multi - year performance measurement periods to better align executive incentives with sustainable, long - term value creation for stockholders . • Maintain Meaningful Pay - for - Performance Linkage : The Committee is committed to ensuring that a meaningful portion of executive compensation remains tied directly to the achievement of objective financial and strategic performance goals . • Continue Ongoing Evaluation : The Committee will continue to evaluate Plug Power's compensation practices on an annual basis, taking into account stockholder feedback, peer market data, and evolving governance best practices, to ensure that the program remains aligned with stockholder interests and long - term value creation . The Compensation Committee believes these commitments demonstrate Plug Power's responsiveness to investor feedback and its dedication to a compensation program that rewards performance, promotes retention, and creates long - term stockholder value . The Committee respectfully requests that stockholders support the say on pay proposal at the Annual Meeting, and invites continued dialogue on executive compensation matters . COMPENSATION COMMITTEE COMMITMENTS GOING FORWARD

Corporate Headquarters 125 Vista Blvd, Slingerlands, 12159 plugpower.com